EXHIBIT 99.2

NEWS RELEASE




                                        Contacts:  Michelle Hards    [DANA LOGO]
                                                   Dana Corporation
                                                   (419) 535-4636
                                                   michelle.hards@dana.com


                DANA CORPORATION ANNOUNCES AMENDMENT TO AGREEMENT
                FOR SALE OF ITS AUTOMOTIVE AFTERMARKET BUSINESSES


TOLEDO, Ohio, November 2, 2004 - Dana Corporation (NYSE: DCN) announced that it and The Cypress Group have amended the agreement to sell Dana's automotive aftermarket businesses to Affinia Group Inc., an affiliate of The Cypress Group. Among other things, the amendment revises the purchase price to approximately $1 billion, comprised of $950 million in cash and a seller's note with a $74.5 million face amount.

Dana expects the transaction to close by the end of November 2004, as previously announced in the company's third-quarter earnings release and conference call. Closing is subject to the purchaser's completion of financing, as well as other usual and customary conditions.

Dana Chairman and CEO Michael Burns reiterated that the completed transaction will provide Dana with important strategic and financial flexibility. "As we've shared from the start, this transaction will allow Dana to leverage our historic strengths and core businesses to better serve our global original equipment customers," he said.

Credit Suisse First Boston LLC and Goldman, Sachs & Co. are acting as financial advisors to Dana for this transaction.

The Cypress Group is a New York based private equity group which manages two private equity funds with more than $3.5 billion in commitments. Cypress invests in privately negotiated transactions, targeting operating businesses and investing with management to foster continued growth. The Cypress website address is: www.cypressgp.com.

Dana Corporation is a global leader in the design, engineering, and manufacture of value-added products and systems for automotive, commercial, and off-highway vehicles. Delivering on a century of innovation, the company's continuing operations employ approximately 45,000 people worldwide dedicated to advancing the science of mobility. Founded in 1904 and based in Toledo, Ohio, Dana operates technology, manufacturing, and customer-service facilities in 30 countries. Sales from continuing operations totaled $7.9 billion in 2003. The company's Internet address is: www.dana.com.

FORWARD-LOOKING STATEMENTS
CERTAIN STATEMENTS CONTAINED IN THIS RELEASE CONSTITUTE "FORWARD-LOOKING" STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS REPRESENT DANA'S EXPECTATIONS BASED ON OUR CURRENT INFORMATION AND ASSUMPTIONS. FORWARD-LOOKING STATEMENTS ARE INHERENTLY SUBJECT TO RISKS AND UNCERTAINTIES. DANA'S ACTUAL RESULTS COULD DIFFER

MATERIALLY FROM THOSE THAT ARE ANTICIPATED OR PROJECTED DUE TO A NUMBER OF FACTORS, INCLUDING THE SUCCESS AND TIMING OF THE CONTEMPLATED DIVESTITURE OF THE AUTOMOTIVE AFTERMARKET BUSINESS AND OTHER FACTORS SET OUT IN OUR PUBLIC FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. DANA DOES NOT UNDERTAKE TO UPDATE ANY FORWARD-LOOKING STATEMENTS IN THIS RELEASE.

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